Exhibit 99.1

UTC REPORTS 15 PERCENT SECOND QUARTER EPS GROWTH, TO $1.09 PER SHARE, ON 10 PERCENT

HIGHER REVENUES AND RAISES 2006 EPS GUIDANCE

HARTFORD, Conn., July 18, 2006 – United Technologies Corp. (NYSE:UTX) today reported second quarter 2006 earnings per share of $1.09, 15 percent above the year ago period. Results in both years include gains in excess of restructuring, $0.07 per share in 2006 and $0.09 per share in 2005. Revenues for the quarter increased 10 percent to $12.3 billion, on 8 percent organic and 2 percent acquisitions related growth.

“This has been another strong quarter for UTC, with continuing higher organic growth rates reflecting good economies worldwide. Segment operating margin expanded to 14.2 percent. Aerospace demand and margin performance were exceptionally strong, offsetting a weaker quarter at Carrier where results were held back by a slower than planned production ramp of the new 13 SEER product line in its large North American Residential business,” said UTC Chairman and Chief Executive Officer George David.

“Given the quarter’s solid results, we’re raising the full year EPS outlook range to $3.55 to $3.65, on revenue expectations increased from $46 to $47 billion. As in 2005, first half 2006 gains in excess of restructuring will be offset in the next two quarters. For the year, we continue to expect restructuring costs to equal or exceed one time favorable items,” David continued.

Second quarter UTC net income increased 14 percent to $1.10 billion. Cash flow from operations was $812 million and capital expenditures $218 million. Share repurchase in the quarter was $375 million and $750 million for the first half, on track with guidance of $1.50 billion for the year.

“We fell short of UTC’s usual standard of cash flow from operations less capital expenditures in excess of net income, as a result of working capital build and non-cash gains in net income. Aerospace inventory build, driven by strong organic growth and the Sikorsky strike, along with Carrier’s seasonal working capital requirements reduced cash flow in the quarter. We anticipate significant working capital reductions over the balance of the year and full year cash flow after capital expenditures equaling or exceeding net income,” David added.

The second quarter gains were as anticipated and include favorable income tax and related interest income adjustments on settlements of U.S. federal tax audits for the 1994-1999 years. The Corporation also settled a longstanding contract accounting dispute with the Department of Defense, and second quarter results include a reversal of a reserve in excess of the settlement amount. These gains were partially offset by $82 million in restructuring costs in the quarter, and the net impact contributed $0.07 to earnings per share.

The accompanying tables include information integral to assessing the company’s financial position, operating performance, and cash flow.

United Technologies Corp., based in Hartford, Connecticut, is a diversified company that provides a broad range of high technology products and support services to the building systems and aerospace industries.

This release is supplemented by presentation materials that are available on UTC’s website at www.utc.com, and includes “forward looking statements” concerning expected revenue, earnings, cash flow, share repurchases, restructuring and other matters that are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those anticipated or implied in forward looking statements include the health of the global economy; strength of end market demand in building construction and in both the commercial and defense segments of the aerospace industry; fluctuation in commodity prices, interest rates, foreign currency exchange rates, and the impact of weather conditions; and company specific items including the availability and impact of acquisitions; the rate and ability to effectively integrate these acquired businesses; the ability to achieve cost reductions at planned levels; challenges in the design, development, production and support of advanced technologies and new products and services; delays and disruption in delivery of materials and services from suppliers; labor disputes; and the outcome of legal proceedings. For information identifying other important economic, political, regulatory, legal, technological, competitive and other uncertainties, see UTC’s SEC filings as submitted from time to time, including but not limited to, the information included in UTC’s 10-K and 10-Q Reports under the headings “Business”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Concerning Factors that May Affect Future Results”, as well as the information included in UTC’s Current Reports on Form 8-K.

# # #

United Technologies Corporation

Condensed Consolidated Statement of Operations

	Quarter Ended June 30,		Six Months Ended June 30,
(Millions, except per share amounts)	(Unaudited)		(Unaudited)
	2006	2005	2006	2005
Revenues	$12,264	$11,152	$22,879	$20,559

Cost and Expenses
Cost of goods and services sold	8,775	7,990	16,425	14,805
Research and development	370	318	739	609
Selling, general and administrative	1,378	1,355	2,692	2,568

Operating Profit	1,741	1,489	3,023	2,577
Interest expense	155	120	297	220

Income before income taxes and minority interests	1,586	1,369	2,726	2,357

Income taxes	(415)	(326)	(734)	(603)
Minority interests	(68)	(72)	(121)	(132)

Net Income	$1,103	$971	$1,871	$1,622

Earnings Per Share of Common Stock
Basic	$1.12	$0.98	$1.90	$1.63
Diluted	$1.09	$0.95	$1.85	$1.59

Average Shares
Basic	983	995	984	994
Diluted	1,009	1,018	1,009	1,017

As described on the following pages, consolidated results for the quarters and six months ended June 30, 2006 and 2005 include restructuring and related charges and non-recurring items.

United Technologies Corporation

Segment Revenues and Operating Profit

	Quarter Ended June 30,		Six Months Ended June 30,
(Millions)	(Unaudited)		(Unaudited)
	2006	2005	2006	2005
Revenues
Otis	$2,529	$2,415	$4,877	$4,737
Carrier	3,751	3,413	6,655	6,118
UTC Fire & Security	1,167	1,162	2,279	1,926
Pratt & Whitney	2,727	2,273	5,295	4,286
Hamilton Sundstrand	1,281	1,126	2,445	2,154
Sikorsky	767	704	1,279	1,309

Segment Revenues	12,222	11,093	22,830	20,530
Eliminations and other	42	59	49	29

Consolidated Revenues	$12,264	$11,152	$22,879	$20,559

Operating Profit
Otis	$472	$422	$911	$844
Carrier	410	393	614	545
UTC Fire & Security	65	53	130	92
Pratt & Whitney	535	368	965	708
Hamilton Sundstrand	212	170	393	322
Sikorsky	42	63	45	116

Segment Operating Profit	1,736	1,469	3,058	2,627
Eliminations and other	84	102	129	113
General corporate expenses	(79)	(82)	(164)	(163)

Consolidated Operating Profit	$1,741	$1,489	$3,023	$2,577

As described on the following pages, consolidated results for the quarters and six months ended June 30, 2006 and 2005 include restructuring and related charges and non-recurring items.

United Technologies Corporation

Consolidated Operating Profit

Consolidated operating profit for the quarters and six months ended June 30, 2006 and 2005 includes restructuring and related charges as follows:

	Quarter Ended June 30,		Six Months Ended June 30,
	(Unaudited)		(Unaudited)
Restructuring and Related Charges	2006	2005	2006	2005
Otis	$6	$18	$8	$23
Carrier	25	25	32	50
UTC Fire & Security	12	1	14	2
Pratt & Whitney	11	2	23	12
Hamilton Sundstrand	9	17	17	26
Sikorsky	19	3	19	3

Segment Operating Profit	82	66	113	116
Eliminations and other	—	4	—	4

Consolidated Operating Profit	$82	$70	$113	$120

Consolidated results for the quarters and six months ended June 30, 2006 and 2005 include the following non-recurring items:

2006

Q2

•	Pratt & Whitney: Approximately $80 million pretax gain related to the settlement of a claim by the Department of Defense (DoD) regarding Pratt & Whitney’s cost accounting practices for engine parts on commercial engine collaboration programs.

•	Eliminations and Other: Approximately $60 million pretax interest income related to the final determination by the U.S. Congress Joint Committee on Taxation on a disputed issue in the Internal Revenue Service (IRS) examination of tax years 1994 through 1999.

•	Income Taxes: Favorable income tax adjustment of approximately $35 million, related to a determination by the U.S. Congress Joint Committee on Taxation on a disputed issue in the Internal Revenue Service (IRS) examination of tax years 1994 through 1999.

In the second quarter, the net impact of the above favorable items ($0.13 per share), together with approximately $80 million of pre-tax restructuring and related charges ($0.06 per share), contributed $0.07 to earnings per share.

Q1

•	Pratt & Whitney: Approximately $25 million gain realized on the sale of a partnership interest in an engine program at Pratt Canada.

•	Eliminations and Other: Approximately $25 million gain from the sale of marketable securities.

2005

Q2

•	Eliminations and Other: Approximately $75 million non-cash gain from marketable securities. Approximately $45 million interest income related to 1994-1999 U.S. federal tax audits.

•	Income Taxes: Net favorable income tax adjustment of approximately $60 million, principally related to 1994-1999 U.S. federal tax audits. The tax impact of Hamilton Sundstrand’s divestiture of its Falk business was substantially offset by the tax benefit arising from the sale of a non-core Carrier refrigeration business. Neither transaction significantly impacted pre-tax earnings.

In the second quarter, the net impact of the above favorable items ($0.14 per share), together with $70 million of pre-tax restructuring and related charges ($0.05 per share), contributed $0.09 to earnings per share.

Q1

•	Eliminations and Other: Approximately $30 million gain from the sale of marketable securities.

United Technologies Corporation

Condensed Consolidated Balance Sheet

	June 30, 2006	December 31, 2005
(Millions)	(Unaudited)	(Unaudited)

Assets

Cash and cash equivalents	$2,883	$2,247
Accounts receivable, net	7,810	7,240
Inventories and contracts in progress, net	6,856	5,659
Other current assets	2,072	2,060

Total Current Assets	19,621	17,206

Fixed assets, net	5,586	5,623
Goodwill, net	13,492	13,007
Intangible assets, net	3,114	3,059
Other assets	7,353	7,030

Total Assets	$49,166	$45,925

Liabilities and Shareowners’ Equity

Short-term debt	$1,698	$2,305
Accounts payable	4,340	3,820
Accrued liabilities	9,699	9,220

Total Current Liabilities	15,737	15,345

Long-term debt	7,061	5,935
Other liabilities	7,091	6,876

Total Liabilities	29,889	28,156

Minority interest in subsidiary companies	829	778

Shareowners’ Equity:
Common Stock	9,064	8,552
Treasury Stock	(8,101)	(7,418)
Retained Earnings	17,432	16,051
Accumulated other non-shareowners’ changes in equity	53	(194)

	18,448	16,991

Total Liabilities and Shareowners’ Equity	$49,166	$45,925

Debt Ratios:
Debt to total capitalization	32%	33%
Net debt to net capitalization	24%	26%

United Technologies Corporation

Condensed Statement of Cash Flows

	Quarter Ended June 30,		Six Months Ended June 30,
	(Unaudited)		(Unaudited)
	2006	2005	2006	2005
Operating Activities
Net Income	$1,103	$971	$1,871	$1,622
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	256	237	520	463
Deferred income taxes and minority interest	88	156	120	254
Stock compensation cost	47	36	91	71
Changes in working capital	(567)	(122)	(741)	(226)
Voluntary contributions to pension plans	—	(100)	—	(165)
Other, net	(115)	10	(74)	15

Net Cash Provided by Operating Activities	812	1,188	1,787	2,034

Investing Activities
Capital expenditures	(218)	(183)	(419)	(335)
Acquisitions and disposal of businesses, net	(67)	(2,241)	(157)	(2,361)
Other, net	(48)	(128)	(84)	(30)

Net Cash Used in Investing Activities	(333)	(2,552)	(660)	(2,726)

Financing Activities
Increase in borrowings, net	461	1,805	447	1,070
Dividends paid on Common Stock	(249)	(209)	(456)	(417)
Repurchase of Common Stock	(375)	(260)	(750)	(375)
Other, net	126	75	238	157

Net Cash (Used) In/ Provided by Financing Activities	(37)	1,411	(521)	435

Effect of foreign exchange rates	24	(25)	30	(23)

Net increase (decrease) in cash and cash equivalents	466	22	636	(280)

Cash and cash equivalents - beginning of period	2,417	1,963	2,247	2,265

Cash and cash equivalents - end of period	$2,883	$1,985	$2,883	$1,985

United Technologies Corporation

Notes to Condensed Consolidated Financial Statements

(1)	Certain reclassifications have been made to prior year amounts to conform to current year presentation.

(2)	Debt to total capitalization equals total debt divided by total debt plus equity. Net debt to net capitalization equals total debt less cash and cash equivalents divided by total debt plus equity less cash and cash equivalents.

(3)	Organic growth represents the total reported revenue increase within the Corporation’s ongoing businesses less the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and significant non-recurring items. Non-recurring revenues that are not included in organic growth in 2006 include approximately $25 million from the sale of marketable securities, approximately $80 million from the settlement of Pratt collaboration programs, and approximately $60 million of interest income related to the final ruling on the 1994 – 1999 U.S. federal tax audits. Non-recurring revenues that are not included in organic growth in 2005 include approximately $45 million of interest income related to 1994 – 1999 U.S. federal tax audits and approximately $105 million investment gain (approximately $30 million recorded in the first quarter). Constant currency represents reported revenues or operating profit less the impact of foreign currency translation.